[Letterhead of Provost, Salter, Harper & Alford, L.L.C.]





June 15, 1999



Securities and Exchange Commission

Principal Office

450 5th Street, N.W.

Washington, D.C. 20549



Dear Sirs



We have reviewed the termination notice filed by Ocean Energy, Inc. 401(k) Savings Plan on Form 8-K and agree with the statements contained in the notice. The termination of our contract was not related to any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules of the Commission.



The  audits  performed  by our Firm for the past two  years did not  contain  an
adverse   opinion  or  a   disclaimer   of  opinion  or  was   qualified  as  to
uncertainities, audit scope, or accounting principles.



Thank You.

Sincerely,

PROVOST, SALTER, HARPER & ALFORD, L.L.C.



/s/ Brent R. Salter

Brent R. Salter

mwf